Exhibit 99.1

GOOGLE ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2007 RESULTS

MOUNTAIN VIEW, Calif. – January 31, 2008—Google Inc. (NASDAQ: GOOG) today announced financial results for the quarter and fiscal year ended December 31, 2007.

“We’re very pleased with our performance this quarter,” said Eric Schmidt, CEO of Google. “It reflects strong momentum in our core business, growing receptivity to our new business initiatives, and improved discipline in managing our operating expenses.”

Q4 Financial Summary

Google reported revenues of $4.83 billion for the quarter ended December 31, 2007, an increase of 51% compared to the fourth quarter of 2006 and an increase of 14% compared to the third quarter of 2007. Google reports its revenues, consistent with GAAP, on a gross basis without deducting traffic acquisition costs, or TAC. In the fourth quarter of 2007, TAC totaled $1.44 billion, or 30% of advertising revenues.

Google reports operating income, net income, and earnings per share (EPS) on a GAAP and non-GAAP basis. The non-GAAP measures, as well as free cash flow, an alternative non-GAAP measure of liquidity, are described below and are reconciled to the corresponding GAAP measures in the accompanying financial tables.

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GAAP operating income for the fourth quarter of 2007 was $1.44 billion, or 30% of revenues. This compares to GAAP operating income of $1.32 billion, or 31% of revenues, in the third quarter of 2007. Non-GAAP operating income in the fourth quarter of 2007 was $1.69 billion, or 35% of revenues. This compares to non-GAAP operating income of $1.52 billion, or 36% of revenues, in the third quarter of 2007.

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GAAP net income for the fourth quarter of 2007 was $1.21 billion as compared to $1.07 billion in the third quarter of 2007. Non-GAAP net income in the fourth quarter of 2007 was $1.41 billion, compared to $1.24 billion in the third quarter of 2007.

•

GAAP EPS for the fourth quarter of 2007 was $3.79 on 318 million diluted shares outstanding, compared to $3.38 for the third quarter of 2007 on 317 million diluted shares outstanding. Non-GAAP EPS in the fourth quarter of 2007 was $4.43, compared to $3.91 in the third quarter of 2007.

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Non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, and non-GAAP EPS are computed net of stock-based compensation (SBC). In the fourth quarter of 2007, the charge related to SBC was $245 million as compared to $198 million in the third quarter of 2007. Tax benefits related to SBC have also been excluded from these non-GAAP measures. The tax benefit related to SBC was $42 million in the fourth quarter of 2007 and $31 million in the third quarter of 2007. Reconciliations of non-GAAP measures to GAAP operating income, operating margin, net income, and EPS are included at the end of this release.

Q4 Financial Highlights

Revenues – Google reported revenues of $4.83 billion for the quarter ended December 31, 2007, representing a 51% increase over fourth quarter 2006 revenues of $3.21 billion and a 14% increase over third quarter 2007 revenues of $4.23 billion. Google reports its revenues, consistent with GAAP, on a gross basis without deducting TAC.

Google Sites Revenues - Google-owned sites generated revenues of $3.12 billion, or 65% of total revenues, in the fourth quarter of 2007. This represents a 58% increase over fourth quarter 2006 revenues of $1.98 billion and a 14% increase over third quarter 2007 revenues of $2.73 billion.

Google Network Revenues - Google’s partner sites generated revenues, through AdSense programs, of $1.64 billion, or 34% of total revenues, in the fourth quarter of 2007. This represents a 37% increase over network revenues of $1.20 billion generated in the fourth quarter of 2006 and a 12% increase over third quarter 2007 revenues of $1.45 billion.

International Revenues - Revenues from outside of the United States totaled $2.32 billion, representing 48% of total revenues in the fourth quarter of 2007, compared to 44% in the fourth quarter of 2006 and 48% in the third quarter of 2007. Had foreign exchange rates remained constant from the third quarter of 2007 through the fourth quarter of 2007, our revenues in the fourth quarter of 2007 would have been $94 million lower. Had foreign exchange rates remained constant from the fourth quarter of 2006 through the fourth quarter of 2007, our revenues in the fourth quarter of 2007 would have been $195 million lower.

Revenues from the United Kingdom totaled $692 million, representing 14% of revenue in the fourth quarter of 2007, compared to 15% in the fourth quarter of 2006 and 16% in the third quarter of 2007.

Paid Clicks – Aggregate paid clicks, which include clicks related to ads served on Google sites and the sites of our AdSense partners, increased approximately 30% over the fourth quarter of 2006 and approximately 9% over the third quarter of 2007.

TAC - Traffic Acquisition Costs, the portion of revenues shared with Google’s partners, increased to $1.44 billion in the fourth quarter of 2007. This compares to TAC of $1.22 billion in the third quarter of 2007. TAC as a percentage of advertising revenues was 30% in the fourth quarter, compared to 29% in the third quarter of 2007.

The majority of TAC expense is related to amounts ultimately paid to our AdSense partners, which totaled $1.31 billion in the fourth quarter of 2007. TAC is also related to amounts ultimately paid to certain distribution partners and others who direct traffic to our website, which totaled $125 million in the fourth quarter of 2007.

Other Cost of Revenues - Other cost of revenues, which is comprised primarily of data center operational expenses, credit card processing charges as well as content acquisition costs, increased to $516 million, or 11% of revenues, in the fourth quarter of 2007, compared to $441 million, or 10% of revenues, in the third quarter of 2007.

Operating Expenses - Operating expenses, other than cost of revenues, were $1.43 billion in the fourth quarter of 2007, or 30% of revenues, compared to $1.25 billion in the third quarter of 2007, or 30% of revenues. The operating expenses in the fourth quarter of 2007 included $756 million in payroll-related and facilities expenses, compared to $659 million in the third quarter of 2007.

Stock-Based Compensation (SBC) – In the fourth quarter of 2007, the total charge related to SBC was $245 million as compared to $198 million in the third quarter of 2007.

We currently estimate stock-based compensation charges for grants to employees prior to January 1, 2008 to be approximately $950 million for 2008. This does not include expenses to be recognized related to employee stock awards that are granted after January 1, 2008 or non-employee stock awards that have been or may be granted. We currently anticipate that dilution related to all equity grants to employees will be at or below 2% this year.

Operating Income - GAAP operating income in the fourth quarter of 2007 was $1.44 billion, or 30% of revenues. This compares to GAAP operating income of $1.32 billion, or 31% of revenues, in the third quarter of 2007. Non-GAAP operating income in the fourth quarter of 2007 was $1.69 billion, or 35% of revenues. This compares to non-GAAP operating income of $1.52 billion, or 36% of revenues, in the third quarter of 2007.

Net Income – GAAP net income for the fourth quarter of 2007 was $1.21 billion as compared to $1.07 billion in the third quarter of 2007. Non-GAAP net income was $1.41 billion in the fourth quarter of 2007, compared to $1.24 billion in the third quarter of 2007. GAAP EPS for the fourth quarter of 2007 was $3.79 on 318 million diluted shares outstanding, compared to $3.38 for the third quarter of 2007, on 317 million diluted shares outstanding. Non-GAAP EPS for the fourth quarter of 2007 was $4.43, compared to $3.91 in the third quarter of 2007.

Income Taxes – Our effective tax rate was 25.0% for the fourth quarter of 2007 compared to 27.3% in the third quarter of 2007. The tax rate in the fourth quarter was more favorably impacted by our R&D credit as a result of our stock option activity.

Cash Flow and Capital Expenditures – Net cash provided by operating activities for the fourth quarter of 2007 totaled $1.69 billion as compared to $1.63 billion for the third quarter of 2007. In the fourth quarter of 2007, capital expenditures were $678 million, the majority of which was related to IT infrastructure investments, including data centers, servers, and networking equipment. Free cash flow, an alternative non-GAAP measure of liquidity, is defined as net cash provided by operating activities less capital expenditures. In the fourth quarter of 2007, free cash flow was $1.02 billion.

We expect to continue to make significant capital expenditures.

A reconciliation of free cash flow to net cash provided by operating activities, the GAAP measure of liquidity, is included at the end of this release.

Cash – As of December 31, 2007, cash, cash equivalents, and marketable securities were $14.2 billion.

On a worldwide basis, Google employed 16,805 full-time employees as of December 31, 2007, up from 15,916 full-time employees as of September 30, 2007.

WEBCAST AND CONFERENCE CALL INFORMATION

A live audio webcast of Google’s fourth quarter 2007 earnings release call will be available at http://investor.google.com/webcast.html. The call begins today at 1:30 PM (PT) / 4:30 PM (ET). This press release, the financial tables, as well as other supplemental information including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, are also available at that site. A replay of the call will be available beginning at 7:30 PM (ET) today through midnight Thursday, February 7, 2008 by calling 888-203-1112 in the United States or 719-457-0820 for calls from outside the United States. The required confirmation code for the replay is 7634085.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements that are based on information available to us as of the date of this press release and our current expectations, forecasts and assumptions, and involve risks and uncertainties. These statements include statements relating to our expected stock-based compensation charges, the expected dilution related to equity grants to our employees, and our plans to make significant capital expenditures. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, unforeseen changes in our hiring patterns, the amount of stock-based compensation we issue to our service providers, our need to expend capital to accommodate the growth of the business, as well as those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, which is on file with the SEC and is available on our investor relations website at investor.google.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our report on Form 10-K for the year ended December 31, 2007, which will be filed with the SEC in February 2008. All information provided in this release and in the attachments is as of January 31, 2008, and should not be unduly relied on because Google undertakes no duty to update this information.

ABOUT NON-GAAP FINANCIAL MEASURES

To supplement our consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP EPS and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-

GAAP financial measures, please see the tables captioned “Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures” and “Reconciliation from net cash provided by operating activities to free cash flow” included at the end of this release.

We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our “recurring core business operating results,” meaning our operating performance excluding not only non-cash charges, such as stock-based compensation, but also discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.

Non-GAAP operating income and operating margin. We define non-GAAP operating income as operating income plus stock-based compensation. Non-GAAP operating margin is defined as non-GAAP operating income divided by revenues. Google considers these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of stock-based compensation so that Google’s management and investors can compare Google’s recurring core business operating results over multiple periods. Because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under FAS 123R, Google’s management believes that providing a non-GAAP financial measure that excludes stock-based compensation allows investors to make meaningful comparisons between Google’s recurring core business operating results and those of other companies, as well as providing Google’s management with an important tool for financial and operational decision making and for evaluating Google’s own recurring core business operating results over different periods of time. There are a number of limitations related to the use of non-GAAP operating income versus operating income calculated in accordance with GAAP. First, non-GAAP operating income excludes some costs, namely, stock-based compensation, that are recurring. Stock-based compensation has been and will continue to be for the foreseeable future a significant recurring expense in Google’s business. Second, stock-based compensation is an important part of our employees’ compensation and impacts their performance. Third, the components of the costs that we exclude in our calculation of non-GAAP operating income may differ from the components that our peer companies exclude when they report their results of operations. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP operating income and evaluating non-GAAP operating income together with operating income calculated in accordance with GAAP.

Non-GAAP net income and EPS. We define non-GAAP net income as net income plus stock-based compensation, less the related tax effects. We define non-GAAP EPS as non-GAAP net income divided by the weighted average shares, on a fully-diluted basis, outstanding as of December 31, 2007. We consider these non-GAAP financial measures to be a useful metric for management and investors for the same reasons that Google uses non-GAAP operating income and non-GAAP operating margin. However, in order to provide a complete picture of our recurring core business operating results, we exclude from non-GAAP net income and non-GAAP EPS the tax effects associated with stock-based compensation. Without excluding these tax effects, investors would only see the gross effect that excluding these expenses had on our operating results. The same limitations described above regarding Google’s use of non-GAAP operating income and non-GAAP operating margin apply to our use of non-GAAP net income and non-GAAP EPS. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income and non-GAAP EPS and evaluating non-GAAP net income and non-GAAP EPS together with net income and EPS calculated in accordance with GAAP.

Free cash flow. We define free cash flow as net cash provided by operating activities minus capital expenditures. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, including information technology infrastructure and land and buildings, can be used for strategic opportunities, including investing in our business, making strategic acquisitions and strengthening the balance sheet. Analysis of free cash flow also facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating Google is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period since it excludes cash used for capital expenditures during the period. Our management compensates for this limitation by providing information about our capital expenditures on the face of the cash flow statement and under Management’s Discussion and Analysis of Financial Condition and Results of Operations in our

Form 10-Q and Annual Report on Form 10-K. Google has computed free cash flow using the same consistent method from quarter to quarter and year to year.

The accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Investor Contact:

Maria Shim

650-253-7663

marias@google.com

Media Contact:

Jon Murchinson

650-253-4437

jonm@google.com

Google Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2006*	December 31, 2007
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,544,671	$6,081,593
Marketable securities	7,699,243	8,137,020
Accounts receivable, net of allowance	1,322,340	2,162,521
Deferred income taxes, net	29,713	68,538
Income taxes receivable	—	145,253
Prepaid revenue share, expenses and other assets	443,880	694,213

Total current assets	13,039,847	17,289,138
Prepaid revenue share, expenses and other assets, non-current	114,455	168,530
Deferred income taxes, net, non-current	—	33,219
Non-marketable equity securities	1,031,850	1,059,694
Property and equipment, net	2,395,239	4,039,261
Intangible assets, net	346,841	446,596
Goodwill	1,545,119	2,299,368

Total assets	$18,473,351	$25,335,806

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$211,169	$282,106
Accrued compensation and benefits	351,671	588,390
Accrued expenses and other current liabilities	266,247	465,032
Accrued revenue share	370,364	522,001
Deferred revenue	105,136	178,073

Total current liabilities	1,304,587	2,035,602
Deferred revenue, long-term	20,006	30,249
Deferred income taxes, net	40,421	—
Income taxes payable, long-term	—	478,372
Other long-term liabilities	68,497	101,904
Stockholders’ equity:
Common stock	309	313
Additional paid-in capital	11,882,906	13,241,221
Accumulated other comprehensive income	23,311	113,373
Retained earnings	5,133,314	9,334,772

Total stockholders’ equity	17,039,840	22,689,679

Total liabilities and stockholders’ equity	$18,473,351	$25,335,806

*	Derived from audited financial statements.

Google Inc.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2007	2006*	2007
	(Unaudited)			(Unaudited)
Revenues	$3,205,498	$4,826,679	$10,604,917	$16,593,986
Costs and expenses:
Cost of revenues (including stock-based compensation expense of $10,874, $6,255, $17,629, $22,335)	1,283,148	1,955,825	4,225,027	6,649,085
Research and development (including stock-based compensation expense of $82,122, $161,372, $287,485, $569,797)	386,806	630,783	1,228,589	2,119,985
Sales and marketing (including stock-based compensation expense of $14,502, $38,085, $59,389, $131,638)	255,206	422,291	849,518	1,461,266
General and administrative (including stock-based compensation expense of $26,929, $39,588, $93,597, $144,876)	219,744	377,046	751,787	1,279,250

Total costs and expenses	2,144,904	3,385,945	7,054,921	11,509,586

Income from operations	1,060,594	1,440,734	3,549,996	5,084,400
Interest income and other, net	124,139	167,294	461,044	589,580

Income before income taxes	1,184,733	1,608,028	4,011,040	5,673,980
Provision for income taxes	154,017	401,579	933,594	1,470,260

Net income	$1,030,716	$1,206,449	$3,077,446	$4,203,720

Net income per share - basic	$3.36	$3.86	$10.21	$13.53

Net income per share - diluted	$3.29	$3.79	$9.94	$13.29

Shares used in per share calculation - basic	306,906	312,251	301,403	310,806

Shares used in per share calculation - diluted	313,459	317,925	309,548	316,210

*	Derived from audited financial statements.

Google Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Twelve Months Ended December 31,
	2006*	2007
		(Unaudited)
Operating activities
Net income	$3,077,446	$4,203,720
Adjustments:
Depreciation of property and equipment	494,430	807,743
Amortization of intangibles and other	77,509	159,915
Stock-based compensation	458,100	868,646
Excess tax benefits from stock-based award activity	(581,732)	(379,206)
Deferred income taxes	(98,468)	(164,212)
Other	12,474	(39,741)
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(624,012)	(837,247)
Income taxes, net	496,882	744,802
Prepaid revenue share, expenses and other assets	(289,157)	(298,689)
Accounts payable	95,402	70,135
Accrued expenses and other liabilities	291,533	418,905
Accrued revenue share	139,300	150,310
Deferred revenue	30,801	70,329

Net cash provided by operating activities	3,580,508	5,775,410

Investing activities
Purchases of property and equipment	(1,902,798)	(2,402,840)
Purchases of marketable securities	(26,681,891)	(15,997,060)
Maturities and sales of marketable securities	23,107,132	15,659,473
Investments in non-marketable equity securities	(1,019,147)	(34,511)
Acquisitions, net of cash acquired, and purchases of intangible and other assets	(402,446)	(906,651)

Net cash used in investing activities	(6,899,150)	(3,681,589)

Financing activities
Net proceeds from stock-based award activity	321,117	23,861
Net proceeds from a public stock offering	2,063,549	—
Excess tax benefits from stock-based award activity	581,732	379,206

Net cash provided by financing activities	2,966,398	403,067

Effect of exchange rate changes on cash and cash equivalents	19,741	40,034
Net (decrease) increase in cash and cash equivalents	(332,503)	2,536,922
Cash and cash equivalents at beginning of year	3,877,174	3,544,671

Cash and cash equivalents at end of year	$3,544,671	$6,081,593

*	Derived from audited financial statements.

Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures

The following table presents certain non-GAAP results before certain material items (in thousands, except per share amounts, unaudited):

	Three months ended September 30, 2007						Three months ended December 31, 2007
	GAAP Actual	Operating Margin (d)	Adjustments		Non-GAAP Results	Operating Margin (d)	GAAP Actual	Operating Margin (d)	Adjustments		Non-GAAP Results	Operating Margin (d)
			197,956	(a)					245,300	(b)
Income from operations	$1,317,842	31.1%	$197,956		$1,515,798	35.8%	$1,440,734	29.8%	$245,300		$1,686,034	34.9%

			197,956	(a)					245,300	(b)
			(31,011	)(c)					(42,253	)(c)

Net income	$1,069,989		$166,945		$1,236,934		$1,206,449		$203,047		$1,409,496

Net income per share - diluted	$3.38				$3.91		$3.79				$4.43

Shares used in per share calculation - diluted	316,576				316,576		317,925				317,925

(a)	To eliminate $198.0 million of stock-based compensation charges recorded in the third quarter of 2007.

(b)	To eliminate $245.3 million of stock-based compensation charges recorded in the fourth quarter of 2007.

(c)	To eliminate income tax effects related to charges noted in (a) and (b).

(d)	Operating margin is defined as income from operations divided by revenues.

Reconciliation from net cash provided by operating activities to free cash flow (in thousands, unaudited):

Three months ended December 31, 2007
Net cash provided by operating activities	$1,693,248
Less purchases of property and equipment	(678,209)

Free cash flow	$1,015,039

The following table presents our revenues, by revenue source, for the periods presented (in thousands, unaudited):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2007	2006	2007
Advertising revenues:
Google web sites	$1,977,042	$3,121,539	$6,332,797	$10,624,705
Google Network web sites	1,197,867	1,635,836	4,159,831	5,787,938

Total advertising revenues	3,174,909	4,757,375	10,492,628	16,412,643
Licensing and other revenues	30,589	69,304	112,289	181,343

Revenues	$3,205,498	$4,826,679	$10,604,917	$16,593,986

The following table presents our revenues, by revenue source, as a percentage of total revenues for the periods presented (unaudited):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2007	2006	2007
Advertising revenues:
Google web sites	62%	65%	60%	64%
Google Network web sites	37%	34%	39%	35%

Total advertising revenues	99%	99%	99%	99%
Licensing and other revenues	1%	1%	1%	1%

Revenues	100%	100%	100%	100%